UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                               CELADON GROUP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    150838100
                         ------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 4 pages

                                  SCHEDULE 13G
                                  ------------

CUSIP No. 150838100                                                  Page 2 of 4
          ---------

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      COLUMBIA FUNDS MANAGEMENT COMPANY
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [   ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY _____________________________________________________________


 4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      OREGON
      --------------------------------------------------------------------------

                          5)  SOLE VOTING POWER

      NUMBER OF
                              --------------------------------------------------
      SHARES
                          6)  SHARED VOTING POWER
      BENEFICIALLY
                              500,000
      OWNED BY                --------------------------------------------------

      EACH                7)  SOLE DISPOSITIVE POWER

      REPORTING
                              --------------------------------------------------
      PERSON
                          8)  SHARED DISPOSITIVE POWER
      WITH
                              500,000
                              --------------------------------------------------

 9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      500,000.  Columbia Funds Management Company disclaims beneficial ownership of these shares.
      --------------------------------------------------------------------------

10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.52%
      --------------------------------------------------------------------------

12)   TYPE OF REPORTING PERSON*

      IA
      --------------------------------------------------------------------------

                                     2 of 4

Item 1(a).  Name of Issuer
---------   --------------

            CELADON GROUP, INC.

Item 1(b).  Address of Issuer's Principal Executive Offices
---------   -----------------------------------------------

            9503 East 33rd Street
            Indianapolis, IN  46236

Item 2(a).  Name of Person Filing
---------   ---------------------

            COLUMBIA FUNDS MANAGEMENT COMPANY

Item 2(b).  Address of Principal Business Office, or if none, Residence
---------   -----------------------------------------------------------

            1300 SW Sixth Avenue
            PO Box 1350
            Portland, OR  97207

Item 2(c).  Citizenship
---------   -----------

            Oregon corporation.

Item 2(d).  Title of Class of Securities
---------   ----------------------------

            Common Stock

Item 2(e).  CUSIP NUMBER
---------   ------------

            150838100

Item 3.     If this statement is filed pursuant to Rule 13d-2(b), check
------      whether the filing person is a:
            -----------------------------------------------------------

            (a)  [  ]  Broker or Dealer registered under Section 15 of the Act

            (b)  [  ]  Bank as defined in section 3(a)(6) of the Act

            (c)  [  ]  Insurance Company as defined in section 3(a)(19)
                       of the Act

            (d)  [  ]  Investment Company registered under section 8 of the
                       Investment Company Act

            (e)  [XX]  Investment Adviser Registered under section 203 of the
                       Investment Advisers Act of 1940

            (f)  [  ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

            (g)  [  ]  Parent Holding Company, in accordance with Section
                       240.13d-1(b)(ii)(G)  (NOTE:  See Item 7)

            (h)  [  ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

Item 4.     Ownership:
------      ---------

            (a)  500,000

            (b)  6.52%

            (c)  Shared voting and dispositive power - 500,000 shares

Item 5.     Ownership of Five Percent or Less of a Class
------      --------------------------------------------

            INAPPLICABLE

Item 6.     Ownership of More than Five Percent on Behalf of Another Person
------      ---------------------------------------------------------------

            Securities reported on this Schedule 13G are beneficially owned by Columbia Special Fund, Inc., an investment company registered under the Investment Company Act. The investment advisor to Columbia Special Fund is Columbia Funds Management Company. Columbia Funds Management Company is an indirect wholly-owned subsidiary of Fleet Financial Group, Inc.

Item 7.     Identification and Classification of the Subsidiary Which Acquired
------      the Security Being Reported on By the Parent Holding Company
            ------------------------------------------------------------------

            INAPPLICABLE

Item 8.     Identification and Classification of Members of the Group
------      ---------------------------------------------------------

            INAPPLICABLE

Item 9.     Notice of Dissolution of Group
------      ------------------------------

            INAPPLICABLE

Item 10.    Certification
-------     -------------

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:       February 13, 1998


                                         COLUMBIA FUNDS MANAGEMENT COMPANY



                                         By: GEORGE L. HANSETH
                                             -----------------------------------
                                             George L. Hanseth, Vice President